Exhibit 2.2

AMENDMENT NO. 2 TO
PURCHASE AGREEMENT

This Amendment No. 2 to Purchase Agreement (this “Amendment”), dated as of July 25, 2008, is made and entered into by and among AECOM Technology Corporation, a corporation organized under the laws of Delaware, having its registered office at 555 South Flower Street, Suite 3700, Los Angeles, California 90071 (“Purchaser”), on the one hand, and Tyco International Finance S.A., a company organized under the laws of Luxembourg, having its registered office at 29 Avenue de la Porte Neuve L2227 Luxembourg (“TIFSA,” a “Seller” and “Parent”), and each of the Persons set forth on the signature pages hereto, (each a “Seller”, and collectively with Parent, the “Sellers”), on the other hand.  Capitalized terms used herein and not otherwise defined shall have the same meanings as set forth in the Agreement (as defined below).

W  I  T  N  E  S  S  E  T  H

WHEREAS, the parties hereto entered into that certain Purchase Agreement, dated February 11, 2008, as amended by that Amendment No. 1 to Purchase Agreement dated July 25, 2008 (collectively, the “Agreement”), pursuant to which Purchaser has agreed to acquire the Business and the Purchased Assets;

WHEREAS, the parties intend for the Closing to occur on July 25, 2008 (or sometime thereafter), at which time, Purchaser will acquire substantially all of the Business and all of the Purchased Assets;

WHEREAS, pursuant to the Agreement, Purchaser has agreed to acquire all of the business operations and activities conducted and/or owned, directly or indirectly, by Tyco Tech Limited (“Tyco Tech”) in the United Kingdom (the “UK Business”) through the purchase of all of the Equity Participations in Tyco Tech (the “Tyco Tech Target Shares”);

WHEREAS, Tyco Tech owns certain Equity Participations in the following DBFO projects (each a “UK DBFO” and collectively, the “UK DBFOs”) (i) Aberdeen, (ii) Aquatrine, and (iii) Dalriada;

WHEREAS, Purchaser and Sellers desire to amend the Agreement to provide (i) that Purchaser shall pay an amount equal to the Purchase Price allocated to the Tyco Tech Target Shares at the Closing, (ii) the parties will endeavor to obtain the UK Consents (as defined below) after the Closing and effect the transfer of the Tyco Tech Target Shares promptly upon obtaining the UK Consents and (iii) for the ongoing management and support to the UK Business after the Closing while the parties obtain the UK Consents and, if applicable, following the Reorganization (as defined below), until the sale of the Remaining Business (as defined below);

WHEREAS, Section 15.7 of the Agreement provides that amendments may be made to the Agreement by execution of an instrument in writing signed by each of Parent, the Sellers and Purchaser; and

WHEREAS, the parties hereto wish to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, parties hereto agree as follows:

A  G  R  E  E  D

The parties hereto hereby agree that notwithstanding anything to the contrary in the Agreement:

1.             UK Business.

(a)           Delayed Transfer of UK Business.  Solely for purposes of the Closing, Purchaser hereby agrees to proceed with Closing notwithstanding that the conditions to Closing set forth in Section 10.2(h) of the Agreement as they relate to obtaining any consents necessary to transfer the economic benefit of the UK DBFOs (collectively, the “UK Consents”), have not been obtained.  For the avoidance of doubt, such agreement (i) is not conditioned upon any subsequent event, including without limitation, the consummation of the sales of the Tyco Tech Target Shares and (ii) shall not relieve Parent of its obligation to use commercially reasonable efforts to obtain the UK Consents.

(b)           UK Closing and UK Closing Date.  The closing of the transaction with respect to the purchase and sale of the UK Business (other than in respect to the payment of the Purchase Price which shall occur on the Closing), or in the event of the Reorganization, the Earth Tech Limited Business (each as defined below), each of which shall be separate from the Closing, shall in each instance, be defined as the “UK Closing” and the date on which such UK Closing finally occurs shall be defined as the “UK Closing Date.”

(c)           Payment of UK Purchase Price.  Purchaser shall be required to deliver to Sellers at the Closing the portion of the Base Purchase Price that relates to the Tyco Tech Target Shares (as set forth on Schedule A attached hereto) (the “UK Purchase Price”), which shall be the consideration payable by the Purchaser (subject to adjustment as set out in this Agreement) for either the Tyco Tech Shares, or the Earth Tech Limited Business as defined in Section 1(h) below; and also subject to adjustment as contemplated by Section 2.6 of the Agreement; provided, however, that the Transaction Statement and Post-Closing Statement delivered by Parent to Purchaser in connection with the Closing shall not reflect any cash, cash equivalents or intracompany accounts receivable (evidencing amounts owed to the UK Business by one or more affiliates under the Parent and Sellers’ cash pooling arrangements) with respect to the UK Business (the “UK Cash”).  For the avoidance of doubt, the Purchase Price shall not be increased at the Closing (or pursuant to Section 2.6 of the Agreement) to reflect the UK Cash on hand in the UK Business at Closing.  The UK Purchase Price will be adjusted at the UK Closing to reflect final settlement of the UK Cash in accordance with Section 1(d).  Parent estimates that the amount of UK Cash at Closing will be approximately $30,000,000.  On or before August 15, 2008, Parent shall deliver a final statement of the UK Cash as of the Closing (the “UK Cash Statement”) to Purchaser setting forth the amount of UK Cash as of the Closing.  Purchaser shall notify Parent of its acceptance or dispute of the UK Cash Statement within thirty (30) days of Purchaser’s receipt of such statement.  In the event of a dispute with respect to the UK Cash Statement, the parties will resolve such dispute in accordance with the Section 2.6(e) of the

Agreement.  Subject to Section 3.2 of the Agreement, following the Closing and prior to the UK Closing, Seller and Parent may distribute or transfer the UK Cash from the UK Business; provided that Seller and Parent shall be solely responsible for any increased Tax liability incurred by the UK Business in paying or otherwise transferring the UK Cash to Parent (or any of its Affiliates).  To the extent any UK Cash remains in the UK Business at the UK Closing, then promptly following the UK Closing, Purchaser shall cooperate with Parent and Sellers to cause such remaining UK Cash to be paid to Parent and Sellers (or any of its Affiliates) less the amount of any Tax liability and expenses incurred by Purchaser or its Affiliates, including the UK Business, in connection with effecting the payment to Parent and Sellers (or any of its Affiliates) of the remaining UK Cash.  Parent, Sellers and Purchaser shall cooperate and consult with each other in good faith to cause the distribution of the remaining UK Cash to Parent and Sellers (or any of its Affiliates) in such a manner as to minimize any Tax liability.  Sellers shall indemnify Purchaser and its Affiliates against any increased Tax liability and expenses (to the extent not taken into account in the final distribution of the UK Cash) related to the final distribution of the UK Cash.

(d)           Adjustment of the UK Purchase Price.  In addition to any adjustment to the UK Purchase Price pursuant to Section 2.6 of the Agreement (as modified by Section 1(c)), the UK Purchase Price shall be further adjusted as follows: (i) to the extent Parent and/or Seller makes any required capital contribution to the UK Business prior to the UK Closing and makes such capital contribution, the UK Purchase Price shall be increased by the amount of such contribution (or if any loan is required to be made by Parent and/or Seller to the UK Business prior to the UK Closing, such loan shall be on arms’ length basis and with reasonable terms and the Purchaser shall repay or cause the repayment in full of such loan(s) on the UK Closing (such repayment shall not adjust the UK Purchase Price)); and (ii) except to the extent permitted under this Amendment, to the extent any cash or cash equivalents in excess of the UK Cash are distributed or otherwise received by Parent (or any of its Affiliates) or paid to or for any of their respective benefits from the UK Business prior to the UK Closing, the UK Purchase Price shall be reduced at the UK Closing by the amount of such excess (received by Parent or any of its Affiliates) and any Taxes incurred by the UK Business in paying or otherwise distributing the UK Cash to or for the benefit of Parent (or any of its Affiliates); provided, however, that, after the UK Closing, Parent shall indemnify Purchaser against all such Taxes to the extent the UK Purchase Price has not previously been reduced with respect thereto in accordance with Section 9.1(a) of the Agreement.  Prior to the UK Closing, Parent and Sellers shall deliver to Purchaser a statement containing all items affecting the adjustment to the UK Purchase Price as a result of the items contained in Section 1(d)(i) and (ii) above (the “Preliminary UK Closing Statement”). Within 30 days following the UK Closing, Parent and Sellers shall deliver a final statement containing all items affecting the adjustment to the UK Purchase Price as a result of the items contained in Section 1(d)(i) and (ii) above (the “Final UK Closing Statement”). Purchaser shall notify Parent of its acceptance or dispute of such within thirty (30) days of Purchaser’s receipt of the Final UK Closing Statement.  In the event of a dispute with respect to the Final UK Closing Statement, the parties will resolve such dispute in accordance with Section 2.6(e) of the Agreement.  Parent shall cause the repayment of the loan to the shareholders with respect to the Aberdeen DBFO prior to the UK Closing without any adjustment to the UK Purchase Price.

(e)           UK Business Working Capital.  On the Closing, and in accordance with Section 1(d)(i), Parent shall make a £5,000,000 revolving loan to Earth Tech Engineering Limited and a £500,000 revolving loan to Tyco Tech to be used for working capital.

(f)            Share Certificates.  Sellers shall deliver to Purchaser on the Closing Date a duly signed and completed stock transfer form made out in favor of Purchaser or its nominee in respect of the Tyco Tech Target Shares, together with the related share certificate(s), but such stock transfer form shall be undated.

(g)           Conditions to UK Closing.  Purchaser and Seller shall use commercially reasonable efforts and shall cooperate with each other to obtain the UK Consents and effect the transfer of the Tyco Tech Target Shares at the UK Closing.

(h)           Purchaser’s Conditions to UK Closing.  The obligations of Purchaser to purchase the UK Business (or to the extent applicable, the Earth Tech Limited Business) at the UK Closing shall be conditioned upon the consummation, the fulfillment or waiver by Purchaser of the conditions set forth in the following Sections of the Agreement as of the UK Closing Date:  Section 10.2(a) (solely with respect to representations and warranties contained in Sections 4.1, 5.1, 5.2, 5.3, 5.10, 6.1 and 6.2 of the Agreement and solely as such representations and warranties relate to the UK Business (or to the extent applicable, the Earth Tech Limited Business, Tyco Tech and the Tyco Tech Target Shares)), Section 10.2(b) solely with respect to the UK business or, to the extent applicable, the Earth Tech Limited Business, Tyco Tech and the Tyco Tech Target Shares, Section 10.2(c) (with such certificates dates as of the UK Closing Date and presented by the applicable Seller with respect to the presentations and warranties contained in Sections 4.1, 5.1, 5.2, 5.3, 5.10, 6.1 and 6.2 of the Agreement), Section 10.2(e) and, Section 10.2(l) solely with respect to the UK Business, or to the extent applicable, the Earth Tech Limited Business, Tyco Tech and the Tyco Tech Target Shares.  For the avoidance of doubt, nothing herein shall be deemed to modify the condition set forth in Section 10.2(a) or the definition of Material Adverse Effect as set forth in the Agreement.  In the event that the foregoing conditions are not consummated, fulfilled or waiver as of the UK Closing Date, and not withstanding anything contained in this Amendment or in the Agreement to the contrary, Purchaser shall be under no obligation to purchase the UK Business (or to the extent applicable, the Earth Tech Limited Business) and Parent and Sellers shall promptly refund to Purchaser the UK Purchase Price. Except as expressly set forth in this Section 1(h), Purchaser shall not be entitled to a refund of any portion of the UK Purchase Price.

(i)            Reorganization of Tyco Tech.  If the UK Closing has not occurred within six (6) months after the Closing, or at such earlier time as agreed to by Parent and Purchaser (collectively, the “UK Reorganization Date”):

(i)            Sellers shall use commercially reasonable efforts to procure the reorganization of Tyco Tech and its Subsidiaries (the “Reorganization”) such that Purchaser will be able to acquire Earth Tech Engineering Limited (“Earth Tech Limited”), a wholly owned subsidiary of Tyco Tech, and any other portions of the UK Business other than the UK DBFOs for which the UK Consents have not been obtained.  It is presently intended that such Reorganization shall, unless the Purchaser elects otherwise, include the transfer by Earth Tech Limited to Tyco Tech of all of its Equity Interests in, and any receivables owing from, and the settlement of any liabilities owing to, each of Brey Utilities Limited, Brey Services Limited, Darlriada Water Holdings Limited, Dalriada Water Limited and Dalriada Water Services Limited.  The portion of the UK Business purchased by Purchaser (without payment of any additional consideration) following the Reorganization shall be referred to as the “Earth Tech Limited Business”;

(ii)           Sellers will procure the delivery to Purchaser by Tyco Tech of a duly signed stock transfer form in respect of the entire issued share capital of Earth Tech Limited together with the related share certificate(s), made out in favor of Purchaser or its nominee, or such other stock transfer forms and certificate(s) as may be necessary to effect the purchase by Purchaser of the Earth Tech Limited Business; and

(iii)          Subject to Sellers having complied with their obligations as set out in Section 1(i)(i) and Section 1(i)(ii), Purchaser shall return to Sellers any stock transfer form or share certificates delivered by Sellers to Purchaser in accordance with Section 1.1(d) and Purchaser shall indemnify Sellers against any Tax liability imposed on Sellers by the United Kingdom as the sole and direct result of implementing the Reorganization.  Without limiting the Sellers’ obligations pursuant to any other provision of this Amendment, Sellers and Purchaser shall cooperate and consult with each other in good faith to implement the Reorganization in such a manner as to minimize any Tax liability of the Sellers, including but not limited to Sellers’ provision to Purchaser of information reasonably necessary for Purchaser to evaluate the Tax consequences of the Reorganization to Purchaser and its Affiliates and Sellers, provided, however, that in any event Purchaser may elect for Seller not to effect the Reorganization if the estimated Tax cost to Purchaser and its Affiliates (taking into account Purchaser’s indemnification obligations to Sellers in respect of the first sentence of this Section 1(i)(iii) is greater than US $5,000,000.

(iv)          Following the Reorganization and the acquisition of the Earth Tech Limited Business, Seller shall use commercially reasonable efforts to cooperate with Purchaser to effect a sale of the Remaining Business (being such part of the UK Business that is not included in the Earth Tech Limited Business) following the Reorganization and the proceeds of any such sale or sales, together with any other distributions received by Parent or any of its Affiliates or paid to any of their respective benefits from or relating to such part of the UK business (but excluding Tax refunds relating to pre-Closing periods) shall be for the account of, and paid to, Purchaser, and shall be treated as an adjustment to the UK Purchase Price for tax purposes.

(j)            Contingent Obligations.  Notwithstanding anything contained in Section 8.8 of the Agreement or in the Guaranty Indemnification Agreement (“GIA”) to the contrary, Parent and Sellers agree that Purchaser’s obligation to (i) obtain the Replacement Letters of Credit, Bank Guarantees and Surety Bonds related to the UK Business (or to the extent applicable, the Earth Tech Limited Business) pursuant to Section 8.8(a)(1) of the Agreement shall be as of at the UK Closing Date (and not as of the Closing Date) (but the determination with respect to replacing such Letters of Credit, Bank Guarantees and Surety Bonds shall be as of the Closing Date), (ii) use commercially reasonable efforts to replace, terminate or cancel the Letters of Credit, Bank Guarantees and Surety Bonds related to the UK Business (or to the extent applicable, the Earth Tech Limited Business) pursuant to Section 8.8(a)(4) of the Agreement shall be as of the UK Closing Date (and not as of the Closing Date) and (iii) use best efforts to obtain the release of Parent from the Parent Guarantees related to the UK Business (or to the extent applicable, the Earth Tech Limited Business) shall be as of at the UK Closing Date (and not as of the Closing Date) (but the determination of Assumed Obligations and Retained Obligations under the GIA shall be as of the Closing Date).  For the avoidance of doubt, (i) this provision only modifies the timing of performance for certain of Purchaser’s obligations and (ii) all of Purchaser’s other obligations set forth in any of Section 8.8 of the Agreement or in the GIA shall continue to apply in all respects.

(k)           Non-U.S. Business Employees.  Purchaser shall not be required to employ any of the Business Employees who are employed by Tyco Tech or any of its Subsidiaries and primarily work for the UK Business (the “UK Business Employees”) until and commencing on the UK Closing Date.

(l)            Tax Matters.  The parties hereto agree that references to the “Closing” or the “Closing Date” in ARTICLE IX of the Agreement (Tax Matters) (and in the definitions of defined terms used therein) shall, to the extent related to any portion of the UK Business, including the Tyco Tech Target Shares, be deemed to refer to the “UK Closing” or “UK Closing Date,” as the case may be, provided, however, that such references to the “Closing” or the “Closing Date” shall (i) to the extent relating to the Earth Tech Limited Business, be deemed to refer to the UK Closing relating to Purchaser’s acquisition of the Earth Tech Limited Business and (ii) to the extent relating to the Remaining Business and Sellers’ obligations under Article IX of the Agreement, be deemed to refer to the closing of any sales contemplated by Section 1(i)(iv); provided, however, that to the extent any provision of ARTICLE IX of the Agreement (as it relates to the UK Business) conflicts with the agreement of the parties as set forth in this Amendment or in the Company Services Agreement relating thereto, the provisions of this Amendment and the Company Services Agreement relating thereto shall control.

(m)          Further Assurances.  Notwithstanding anything to the contrary herein, Sellers and Purchaser hereby covenant and agree to use their respective commercially reasonable efforts to cause the UK Closing to occur prior to the UK Reorganization Date, which shall include, without limitation, diligently cooperating with, and assisting each other, to obtain all of the UK Consents.  In the event of a Reorganization, then from and after the UK Reorganization Date, the parties agree to use their commercially reasonable efforts, including without limitation, to diligently cooperate with, and assist each other, to cause a sale of the Remaining Business for the benefit of Purchaser and all such proceeds from such sale(s) shall be paid directly to Purchaser.

(n)           Designation of Purchaser of UK Business.  Purchaser designates its Affiliate, AECOM UK Holdings Ltd., to purchase the UK Business as provided in the Agreement and this Amendment.

(o)           Tax Treatment of Indemnification and Other Payments.  All indemnification payments made under this Amendment and the payment of any amounts under Section 1(i)(iv) shall be treated as an adjustment to the UK Purchase Price for tax purposes.

(p)           Elimination of Intercompany Accounts.  Prior to the UK Closing, Parent shall use commercially reasonable efforts to cause each intercompany account, other than with respect to accounts relating to the trade of goods and services in the Ordinary Course, existing between Tyco Tech or its Subsidiaries, on one hand, and Parent or any of its Affiliates, on the other hand, to be eliminated by repayment, capital contribution, distribution, creation of an intercompany loan, forgiveness, or any combination of the foregoing, at Parent’s sole and absolute discretion; provided, however, that no such action shall adversely prejudice Purchaser; provided, further, Parent shall be responsible for any Taxes related to the elimination of the intercompany accounts and Parent shall indemnify Purchaser and its Affiliates against all such Taxes.

2.             Company Services Agreement.  Prior to the Closing, Purchaser and Sellers shall enter into a management services agreement with respect to the management and operation of the UK Business, including the UK DBFOs, following the Closing (the “Company Services Agreement”).

(a)           The Company Services Agreement shall provide that (i) the management of the UK Business shall be provided by Purchaser, (ii) the benefits and obligations under the Company Services Agreement shall bind Sellers, Purchaser and their Subsidiaries and their successors and permitted assigns (provided that Purchaser may assign its rights under any Company Services Agreement to Kelda Water Services or its Affiliates without the consent of Sellers), and (iii) the Company Services Agreement shall terminate on the UK Closing Date; provided, however, in the event of a Reorganization the Company Services Agreement shall continue with respect to the Remaining Business until the later of (A) the closing of the sale or purchase of the Remaining Business to Purchaser or a third-party after the necessary UK Consents are obtained or (B) the completion of termination of the applicable Contract underlying each of the UK DBFOs not purchased at the UK Closing.

(b)           The Company Services Agreement shall provide that between the Closing and the UK Closing (i) Seller shall be responsible for funding any net cash shortfalls of the operation of the UK Business, subject to the adjustment contemplated by Section 1(d), and (ii) Purchaser shall be responsible for directing, supervising, managing and evaluating the UK Business Employees.

(c)           The Company Services Agreement shall provide that between the Closing and the UK Closing (i) Sellers shall be responsible for funding any net cash shortfalls of the operation of the UK Business, subject to the adjustment contemplated by Section 1(d) above, by way of an arm’s length loan on reasonable commercial terms to Tyco Tech, including providing that Sellers shall make a loan to Earth Tech Limited to cover the cost of subscribing on 30 September 2008 for £7,667,500 of loan notes to be issued by Dalriada Water Holdings Limited (the “Dalriada Loan”) (provided, however, that any such funding shall increase the UK Purchase Price and be paid to Seller by Purchaser at the UK Closing or to the extent applicable, at the closing of the sale of the Remaining Business, in accordance with Section 1(d)(ii)), (ii) Sellers shall use commercially reasonable efforts to cause Tyco Tech and each of its Subsidiaries to continue the employment of each of the UK Business Employees, (iii) with respect to the operation of the UK Business, Sellers will use commercially reasonable efforts not to, and will cause their Subsidiaries not to, unless otherwise directed by Purchaser, take any action or fail to take any action set forth in Section 8.1(b) of the Agreement or that would be inconsistent with Section 8.1(a) of the Agreement, (iv) Sellers shall provide for the necessary allocation of personnel, services and other resources to the UK Business as reasonably requested by Purchaser for the day-to-day operation of the UK Business, (v) except as contemplated by this Amendment, Sellers shall not declare or pay distributions or dividends or otherwise distribute any cash generated from the operation of the UK Business from Tyco Tech or its Subsidiaries; provided, however, that if any such outflows occur, they shall decrease the UK Purchase Price in accordance with Section 1(d)(ii), and (vi) Seller will maintain all insurance and normal employee benefit plans following the Closing until the UK Closing, or to the extent applicable, the closing of the sale of the Remaining Business.

(d)           The Company Services Agreement shall provide that in the event of a Reorganization, the portion of the UK Business not purchased by Purchaser at the UK Closing (the “Remaining Business”) (i) will continue to be managed by Purchaser, (ii) will be conducted for the economic benefit of Purchaser, (iii) Purchaser shall be responsible for funding any net cash shortfalls in the Remaining Business and will promptly reimburse Seller for any cash put into the Remaining Business and (iv) Purchaser shall be entitled to receive all cash generated (and all amounts distributed with respect thereto, including upon any liquidation, dissolution, winding up or refinancing) from the operation of the Remaining Business and Parent and Seller will promptly turn over to Purchaser any amounts Parent, Seller or their Affiliates receive with respect to the Remaining Business, except for Tax refunds relating to pre-Closing periods.

(e)           The Company Services Agreement shall provide that if, from and after the Closing, any parent guarantee is required from Parent or Sellers in respect of UK Business, the parties shall work together to procure that such parent guarantee is issued by Parent or an acceptable Affiliate and such parent guarantee shall be replaced after the UK Closing or to the extent applicable, at the closing of the sale of the Remaining Business; provided, however that such guaranty shall be an Assumed Obligation under the GIA and Sellers shall be indemnified by Purchaser with respect to any such parent guarantee in accordance with Section 8.8 of the Agreement and the GIA.

(f)            The Company Services Agreement shall provide that, upon the UK Closing or to the extent applicable, at the closing of the sale of the Remaining Business, the Purchaser shall pay or otherwise reimburse Sellers for any Taxes, losses and reasonable costs incurred by Sellers (including capital contributions) in connection with their ownership of the UK Business (or the Remaining Business) from the date of the Closing until the UK Closing (or following the Reorganization, if any, with the subsequent sale of the Remaining Business) to the extent not already reimbursed or paid for by Purchaser or taken into account in calculating the UK Purchase Price, provided, however, that, for the avoidance of doubt, Purchaser shall have no liability under this Section 2(f) for any Tax, loss or cost to the extent such Tax, loss or cost would have been incurred by Sellers if the UK Closing had occurred at the time of the Closing.

(g)           Notwithstanding any provision of this Agreement or the Company Services Agreement, nothing in this Agreement or the Company Services Agreement shall give any beneficial interest in the Tyco Tech Target Shares or any of its subsidiaries to AECOM unless, until and to the extent UK Closing occurs.  AECOM shall not be entitled to vote the Tyco

Tech Target Shares, nor shall it be entitled to replace any of the directors on the board of any member of the Tyco Tech group of companies.

3.             Hungary Restructuring.  The parties acknowledge and agree that (A) the receivable owing by Tyco International Holding Sarl, Schaffhausen branch (the “Branch”) in the approximate amount of HUF 363,236,820 plus accrued and unpaid interest through the Closing; (B) the receivable owing by the Branch in the approximate amount of EUR 959,679 plus accrued and unpaid interest through the Closing Date and (C) the total amount of cash and cash equivalents, each as reflected on the books of Earth Tech Magyarország Mérnöki Kft (the “Hungarian Current Assets”) as of the Closing shall not be included in Estimated Closing Working Capital on the Transaction Statement or the Post-Closing Statement and therefore shall not be included in the Purchase Price at Closing (or taken into account for purposes of any adjustment pursuant to Section 2.6 of the Agreement).   Promptly following the Closing, Purchaser shall effect a restructuring of Earth Tech Magyarország Kft (the “Hungary Restructuring”) and shall cause the payment to Sellers of an amount equal to (i) the Hungarian Current Assets minus (ii) (x) any Taxes incurred by Purchaser, its Affiliates or any Purchased Company or its Subsidiaries in connection with Hungary Restructuring and such payment of the Hungarian Current Assets and (y) any other expenses reasonably incurred by Purchaser to effect the Hungary Restructuring and such payment of the Hungarian Current Assets (collectively, the “Net Hungarian Current Assets”).  Sellers shall cooperate with and assist Purchaser with the Hungary Restructuring and shall indemnify Purchaser and its Affiliates, including any Purchased Company or its Subsidiaries, against any amounts described in (y) of the preceding sentence to the extent not taken into account in determining the Net Hungarian Current Assets, including all fees and expenses of Eversheds and Price Waterhouse Coopers incurred in connection therewith. Sellers and Purchaser shall cooperate and consult with each other in good faith to implement the Hungary Restructuring in such a manner as to minimize any Tax liability of the Sellers, including but not limited to Sellers’ provision to Purchaser of information reasonably necessary for Purchaser to evaluate the Tax consequences of the Hungary Restructuring to Purchaser and its Affiliates and Sellers.

4.             Mexican Restructuring.  Prior to the Closing, Sellers shall effect a restructuring of the Mexican entities in accordance with Schedule B attached hereto (the “Mexican Restructuring”).  Upon the consummation of the Mexican Restructuring, neither Purchaser nor Seller shall have any further obligation or Liability to the other with respect to the transactions contemplated by the Mexican Restructuring, including, without limitation, any Taxes due and owing as a result of the Mexican Restructuring.

5.             Melbourne, Australia Lease Consent.  Purchaser hereby agrees to proceed with Closing notwithstanding that the condition to Closing set forth in Section 10.2(h) of the Agreement as it relates to obtaining any consents necessary to transfer the lease with respect to the Leased Real Property located at 71 Queens Road, 2, 4, 5, 6, Melbourne, Victoria, Australia may not have been obtained.

6.             Working Capital.  ARTICLE V of the Agreement is hereby amended by adding a new Section 5.20 as follows:

“The cash and cash equivalents included in the Closing Working Capital will have been generated by the Business in the Ordinary Course.”

7.             Full Force and Effect.  Except as expressly amended or modified hereby, each term, provision, Exhibit and Schedule of the Agreement (i) is hereby ratified and confirmed, (ii) is hereby incorporated herein and (iii) will and does remain in full force and effect.

8.             Governing Law.  This Amendment will be governed by, and construed in accordance with, the Laws the state of New York, without regard to the principles of choice of Law or conflicts or Law of any jurisdiction.

9.             Severability.  If any term or other provision of this Amendment is held invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Amendment will nevertheless remain in full force and effect and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision that effects the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.          Modification.  This Amendment may not be altered, amended or modified in any way except by writing signed by all parties hereto.  Waiver of any term or provision of this Amendment or forbearance to enforce any term or provision by any party shall not constitute a waiver as to any subsequent breach or failure of the same term or provision or a waiver of any other term or provision of this Amendment.

11.          Counterparts.  This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Amendment and of signature pages by facsimile or electronic mail transmission shall constitute effective execution and delivery of this Amendment as to the parties hereto and may be used in lieu of the original Amendment for all purposes.

[SIGNATURE PAGE(S) FOLLOW]

IN WITNESS WHEREOF, Parent, Sellers and Purchaser have caused this Amendment No. 2 to Purchase Agreement to be executed as of the date first written above by their respective duly authorized representatives.

PARENT:

TYCO INTERNATIONAL FINANCE S.A.

By:	/s/ Enrica Maccarini
Name:	Enrica Maccarini
Its:	Managing Director

SELLERS:

STRALEN INVESTMENTS LIMITED

By:	/s/ Mark P. Armstrong
Name:	Mark P. Armstrong
Its:	Authorized Signatory

TYCO INTERNATIONAL HOLDING
S.a.r.l.

By:	/s/ Enrica Maccarini
Name:	Enrica Maccarini
Its:	General Manager

TYCO HOLDING XI (DENMARK) ApS

By:	/s/ Mark P. Armstrong
Name:	Mark P. Armstrong
Its:	Authorized Signatory

TYCO ASIA INVESTMENTS LIMITED

By:	/s/ Mark P. Armstrong
Name:	Mark P. Armstrong
Its:	Authorized Signatory

[ Signature Page to Amendment No. 2 to Purchase Agreement ]

KEYSTONE FRANCE HOLDINGS CORP.

By:	/s/ Mark P. Armstrong
Name:	Mark P. Armstrong
Its:	Authorized Signatory

TYCO SERVICES MALAYSIA SDN.
BHD.

By:	/s/ Mark P. Armstrong
Name:	Mark P. Armstrong
Its:	Authorized Signatory

EARTH TECH DEUTSCHLAND GMBH

By:	/s/ Mark P. Armstrong
Name:	Mark P. Armstrong
Its:	Authorized Signatory

EARTH TECH UMWELTTECHNIK
GMBH

By:	/s/ Mark P. Armstrong
Name:	Mark P. Armstrong
Its:	Authorized Signatory

EARTH TECH KLARTECHNIK GMBH

By:	/s/ Mark P. Armstrong
Name:	Mark P. Armstrong
Its:	Authorized Signatory

EARTH TECH ENGINEERING Pty
LIMITED

By:	/s/ Mark P. Armstrong
Name:	Mark P. Armstrong
Its:	Authorized Signatory

[ Signature Page to Amendment No. 2 to Purchase Agreement ]

EARTH TECH HOLDINGS, INC.

By:	/s/ Mark P. Armstrong
Name:	Mark P. Armstrong
Its:	Authorized Signatory

EARTH TECH HOLDINGS TAC, INC.

By:	/s/ Mark P. Armstrong
Name:	Mark P. Armstrong
Its:	Authorized Signatory

PURCHASER:

AECOM TECHNOLOGY
CORPORATION

By:	/s/ Eric Chen
Name:	Eric Chen
Its:	Senior Vice President Corporate
Finance and General Counsel

[ Signature Page to Amendment No. 2 to Purchase Agreement ]

SCHEDULE A

TYCO TECH BASE PURCHASE PRICE ALLOCATION

SCHEDULE B

MEXICAN RESTRUCTURING